Exhibit 35.3

SERVICER COMPLIANCE CERTIFICATE

PURSUANT TO ITEM 1123 OF REGULATION AB UNDER THE

SECURITIES EXCHANGE ACT OF 1934

Re:	HSBC Automotive Trust (USA) 2006-3

I, James F. Vacca, Vice President, Item Processing, of HSBC Technology & Services (USA) Inc. (the “Company”), pursuant to Item 1123 of Regulation AB under the Securities Act of 1934, as amended, and Section 4.10(a) of the Sale and Servicing Agreement, dated as of November 1, 2006 (the “Agreement”), among HSBC Automotive Trust (USA) 2006-3, as Issuer, HSBC Auto Receivables Corporation, as Seller, HSBC Finance Corporation, as Servicer, The Bank of New York Trust Company, N.A., as Indenture Trustee, and HSBC Bank USA, National Association, as Administrator, hereby certify that:

1.	A review of the activities of the Company from November 1, 2006 through December 31, 2006 and of its performance under the Agreement has been made under my supervision; and

2.

To the best of my knowledge, based on my review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period referred to above except as set forth below:

NONE

IN WITNESS WHEREOF, I have signed this certificate on behalf of the Company this 5th day of March 2007.

HSBC Technology & Services (USA) Inc.

By:	/s/ James F. Vacca
Name:	James F. Vacca
Title:	Vice President, Item Processing